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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

         The following table sets forth the name of the principal subsidiaries of Breakwater Resources Ltd. and the jurisdiction of incorporation and the direct or indirect percentage ownership by the Company of each such subsidiary.

                                                                         Jurisdiction of          Percentage
Name of Subsidiary                                                       Incorporation            Ownership
----------------------------------------------------------------------------------------------------------------
Breakwater Tunisia S.A.                                                  Tunisia                  100%
CanZinco Ltd. (formerly East West Caribou Mining Limited)                Canada                   100%
Consell Marketing Inc.                                                   Barbados                 100%
American Pacific Honduras S.A. de C.V.                                   Honduras                 100%
Sociedad Contractual Minera El Toqui                                     Chile                    100%
3064077 Canada Inc.                                                      Canada                    99%
Jascan U.S.A. Inc.                                                       Delaware                 100%